Exhibit 99.1

For Immediate Release

SAIC Announces Management Change

General Counsel Mark Schultz Leaving SAIC

(McLean, Va.) Science Applications International Corp. (NYSE: SAIC) announced today that SAIC’s Executive Vice President and General Counsel, Mark D. Schultz, will be leaving SAIC. His role as an executive officer ended July 6. He will remain with the company until early September to support the transition. The company has initiated efforts to conduct a comprehensive search for a successor.

Schultz joined SAIC in June 2013, and was responsible for the legal affairs and risk management activities for the company. Paul H. Greiner, Corporate Secretary and Deputy General Counsel, will assume day-to-day management of the company's legal matters until a permanent replacement is named.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge, talented people, effective processes, and innovation to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC's approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government, state/local, and global commercial markets. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4.4 billion. For more information, visit http://www.saic.com.  For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the SEC from time to time, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Media Contact:

Lauren Presti

703.676.8982

lauren.a.presti@saic.com